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                                                                       Exhibit 1

I.I.S. INTELLIGENT INFORMATION SYSTEMS REPORTS FIRST-QUARTER 2001 FINANCIAL RESULTS

Ramat Gan, ISRAEL, July 9, 2001 - I.I.S. Intelligent Information Systems Ltd. (NASDAQ: IISL) today announced its financial results for the first-quarter 2001. For the quarter, IIS recorded revenues of US$75,000 compared to no sales for the same period last year. The loss for the quarter was US$513,000 or US$0.06 per share compared to a loss of US$276,000 or US$0.03 per share in the comparable quarter last year.

This loss reflects the continued focus on R&D for storage networking applications as well as IIS' share of the losses reported by StoreAge Networking Technologies, in the amount of US $244,000. IIS' financial statements are no longer consolidated with StoreAge.

During the past six months, IIS continued to make major efforts in its R&D activity, developing storage networking applications for the enterprise market, focusing on iSCSI environment. This past June, IIS announced the availability of its "SWAT" product suite and the associated iSCSI module, and received positive feedback from potential customers and reputable experts of the storage networking community.

SWAT is a testing platform designed to emulate a real working environment. Equipped with the iSCSI module, SWAT enables storage application developers to validate and monitor their design in a simulated iSCSI environment. A trial version of iSCSI SWAT is available for downloading on the product's web site www.swattest.com.

"The Company continues to increase its efforts in the storage space," said Robi Hartman, Chairman and CEO of IIS. "The Storage Networking market, both for Fibre Channel and IP protocols, continues its growth and is becoming one of the most dynamic market segments in today's industry. The demand for storage virtualization over SAN infrastructures is escalating, and we believe that StoreAge is the first company to offer an effective out-of-the-data-path management product for this market, providing customers with high degree of scalability for their future computing infrastructures and real TCO reduction. The IP storage market is yet in its infancy stage and being involved in this market from its inception provides us with a significant time-to-market advantage," further commented Mr. Hartman.

"Now that IIS has identified the potential of IP storage networking, in addition to Fibre Channel storage networking market, we can capitalize on our R&D expertise in this field while this market is developing. To the best of our knowledge, IIS is the first-to-market with an iSCSI functional testing platform. We plan to strengthen our team in R&D and in marketing in order to fully exploit this window of opportunity," said Danny Shavit, Chief Technology Officer of IIS.

IIS has become a member of the SNIA - the Storage Networking Industry Association to be higher involved in the definition and standardization of the iSCSI protocol.
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Tomorrow, July 10, 2001 at 1:00 p.m. EST, IIS will hold a conference call to provide investors with additional information regarding the Company's quarterly performance. Access number is (800) 406-5356 (domestic) and (913) 981-5572 (international), confirmation code #413109.

About IIS

I.I.S. Intelligent Information Systems Ltd. (IIS) is focused on R&D investments and operations within the technology sector of Storage Networking. The Company develops and markets SWAT (www.swattest.com), an innovative line of software
                          ------------------
applications for iSCSI testing and validation. The Company also owns a 39% interest in StoreAge Networking Technologies, Ltd. (www.store-age.com), a
                                                  --------------------
provider of SVM(TM) (Storage Virtualization Manager) and a leader in Storage Virtualization technology, which provides storage networking solutions to the enterprise market with a focus on Storage Area Network (SAN) architecture.

This release contains historical information and forward-looking statements. Statements looking forward in time are included in this release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance suggested herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control. In the context of the forward-looking information provided in this release and in other releases and reports by the Company, please refer to the discussions of risk factors detailed in, as well as the other information contained in, the Company's filings with the Securities and Exchange Commission during the past 12 months.

Contact:

IIS, Intelligent Information Systems, Ltd.
Robi Hartman
011-972- 3-751-0007

RFBinder Partners
Magda Gagliano / Magdalena Juszczakiewicz
212-593-6319 / 212-583-2783
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                    IIS Intelligent Information Systems Ltd

                SUMMARY OF CONSOLIDATED STATEMENT OF OPERATION
                    (In thousands except per share amounts)


                                         Three months ended     Year  ended
                                               March 31,        December 31,
                                            2001     2000              2000
Revenues
 Sales                                    $   75   $   --           $    96
 Maintenance Services                         --       --                --
                                              75       --                96
Cost of revenues
 Sales                                        22       --                27
 Maintenance Services                         --       --                --
                                              22       --                27

Gross profit                                  53       --                69

Operating expenses
 R&D, net                                    132      240               925
 Selling & Marketing Expenses                 --       98               639
 General & Administrative Expenses           149      186               891
 Amortization of other assets                 24       --                 8
 Total operating expenses                    305      524             2,463
 Operating Loss                             (252)    (524)           (2,394)
 Financial income, net                       (17)      61               277
 Other Income (expenses)                      --       21               (12)
 Loss before taxes on income                (269)    (442)           (2,129)
 Taxes on income                              --       --                --
 Loss After income taxes                    (269)    (442)           (2,129)
 Minority interest in loss                    --      166               740
 Equity losses in subsidiary
 (minority's interest in losses of
  subsidiary)                               (244)      --                --
 Net loss                                 $ (513)  $ (276)          $(1,389)
 Loss per share                           $(0.06)  $(0.03)           $(0.16)
 Weighted AVG.
  No of shares outstanding                 8,987    8,872             8,901


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                    IIS Intelligent Information Systems Ltd

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                March 31,      December 31,
                                            2001       2000           2000
ASSETS

CURRENT ASSETS:
 Cash and Cash Equivalents              $  2,785   $  7,360       $  3,077
 Restricted Cash                             600         --            600
 Trade Receivables                            33         43
 Other Accounts Receivable                   160        108            124
 Inventories                                  --         --

Total Current Assets                       3,578      7,468          3,844

INVESTMENT IN AFFILIATE                    1,895         --          2,127

PROPERTY, PLANT AND EQUIPMENT, NET            77        489             63

OTHER ASSETS                                 259         --            283

TOTAL ASSETS                            $  5,809   $  7,957       $  6,317

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Short Term Bank Debt                   $     10   $    218       $     10
 Trade Payables                               85        241            177
 Other Accounts Payble                     1,430      1,729          1,403

Total Current Liabilities                  1,525      2,188          1,590

LONG TERM LIABILITIES:
 Banks                                         8        121             11
 Convertible Loan                          2,837         --          2,828
 Accrued Severance Pay                         6         64              6

Total Long Term Liabilities                2,851        185          2,845

MINORITY INTEREST                             --        676             --

PREFERRED SHARES OF SUBSIDIARY                --      2,236             --

SHAREHOLDERS' EQUITY:
 Share Capital                                54         54             54
 Additional Paid in Capital               37,448     36,874         37,419
 Deferred Compensation                      (187)        --           (222)
 Accumulated Deficit                     (35,882)   (34,256)       (35,369)

TOTAL SHAREHOLDERS' EQUITY                 1,433      2,672          1,882
                                          $5,809   $  7,957       $  6,317